Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2009
     Midlothian, Texas December 21, 2009 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2009.
Highlights
•	Consolidated revenues for the quarter ended November 30, 2009 were $127.8 million compared to $142.5 million for the quarter ended November 30, 2008, a decrease of $14.7 million or 10.3%.

•	Consolidated gross profit margins increased 20 basis points from 26.6% for the quarter ended November 30, 2008 to 26.8% for the quarter ended November 30, 2009.

•	Diluted earnings per share for the quarter were $0.36 per share compared to $0.38 per share for the same quarter last year.

•	The Company generated $71.5 million in cash from operations during the nine month period ended November 30, 2009, an increase of $35.3 million, or 97.4%, over the comparable period last year.
Financial Overview
          For the quarter, consolidated net sales decreased by $14.7 million, or 10.3%, from $142.5 million for the quarter ended November 30, 2008 to $127.8 million for the quarter ended November 30, 2009. Print sales for the quarter were $70.6 million, compared to $82.6 million for the same quarter last year, or a decrease of 14.5%. Apparel sales for the quarter were $57.2 million, compared to $59.9 million for the same quarter last year, or a decrease of 4.5%. Overall gross profit margins (“margins”) increased from 26.6% to 26.8% for the quarters ended November 30, 2008 and November 30, 2009, respectively. Print margins increased from 26.4% to 28.5%, and Apparel margins decreased from 26.9% to 24.8%, for the quarters ended November 30, 2008 and November 30, 2009, respectively. Earnings for the quarter decreased from $9.9 million, or 6.9% of sales, for the quarter ended November 30, 2008 to $9.2 million, or 7.2% of sales, for the quarter ended November 30, 2009. Diluted EPS decreased from $0.38 per share to $0.36 per share for the quarters ended November 30, 2008 and November 30, 2009, respectively.
          For the nine month period, net sales decreased from $466.7 million for the nine months ended November 30, 2008 to $396.4 million for the nine months ended November 30, 2009, or 15.1%. Print sales for the period were $216.2 million, compared to $253.3 million for the same period last year. Apparel sales for the period were $180.1 million, compared to $213.4 million for the same period last year. Print margins increased from 26.8% to 27.9%, while Apparel margins were 23.3% and 22.7%, for the nine months ended November 30, 2008 and 2009, respectively. Net earnings for the period decreased from $30.2 million, or 6.5% of sales, for the nine months ended November 30, 2008 to $25.4 million, or 6.4% of sales, for the nine months ended November 30, 2009. Diluted earnings decreased from $1.17 per share to $0.98 per share for the nine months ended November 30, 2008 and 2009, respectively.

          The Company, during the quarter, generated $18.2 million in EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to $19.5 million for the comparable quarter last year. For the nine month period ended November 30, 2009, the Company generated $51.3 million in EBITDA during the period, compared to $59.9 million for the comparable period last year. Operating cash flows increased from $36.2 million for the nine months ended November 30, 2008 to $71.5 million for the nine months ended November 30, 2009.

	Three months ended		Nine months ended
	November 30,		November 30,
	2009	2008	2009	2008

Earnings before income taxes	$14,590	$15,554	$40,274	$47,486
Interest expense	662	778	2,082	2,703
Depreciation/amortization	2,928	3,123	8,963	9,716

EBITDA (non-GAAP)	$18,180	$19,455	$51,319	$59,905

          Keith Walters, Chairman, President & CEO, commented by saying, “Our earnings performance as a percentage of sales improved this quarter as compared to the same quarter last year, even with the 10.3% decline we experienced in our sales. Our sales continue to be impacted by the negative economic environment and competitors’ pricing strategies. I am proud of the fact that during the quarter even given our competitors’ pricing strategies, we were able to increase both our gross margin and net earnings margin, as a percent of sales, by 20 basis points and 30 basis points, respectively. We continue to maintain a strong balance sheet, with excellent liquidity and leverage ratios. I am extremely pleased with our management of our balance sheet during this difficult time, as we have been able to generate $71.5 million in cash from our operations, almost doubling our last year’s production, which we have used to fund our capital expenditures, increase our cash position and pay-down our outstanding debt, reducing our debt-to-equity to less than 0.14-to-1.0. While these economic times continue to be challenging, we remain optimistic in our ability to maintain our earnings level.”
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	November 30,		November 30,
Condensed Operating Results	2009	2008	2009	2008
Revenues	$127,756	$142,453	$396,353	$466,703
Cost of goods sold	93,456	104,596	295,247	349,156

Gross profit	34,300	37,857	101,106	117,547
Operating expenses	19,008	21,862	58,416	67,522

Operating income	15,292	15,995	42,690	50,025
Other expense	702	441	2,416	2,539

Earnings before income taxes	14,590	15,554	40,274	47,486
Income tax expense	5,399	5,678	14,902	17,333

Net earnings	$9,191	$9,876	$25,372	$30,153

Earnings per share
Basic	$0.36	$0.38	$0.99	$1.17

Diluted	$0.36	$0.38	$0.98	$1.17

	November 30,	February 28,
Condensed Balance Sheet Information	2009	2009
Assets
Current assets
Cash	$22,594	$9,286
Accounts receivable, net	57,726	57,467
Inventories, net	76,048	101,167
Other	10,802	14,334

	167,170	182,254

Property, plant & equipment	59,240	54,672
Other	198,386	199,454

	$424,796	$436,380

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$24,610	$24,723
Accrued expenses	24,226	18,947
Current portion of long-term debt	39	210

	48,875	43,880

Long-term debt	42,067	76,185
Deferred credits	26,747	24,309

Total liabilities	117,689	144,374

Shareholders’ equity	307,107	292,006

	$424,796	$436,380

	Nine months ended
	November 30,
Condensed Cash Flow Information	2009	2008
Cash provided by operating activities	$71,469	$36,203
Cash used in investing activities	(11,731)	(3,137)
Cash used in financing activities	(46,575)	(32,956)
Effect of exchange rates on cash	145	(531)

Change in cash	13,308	(421)
Cash at beginning of period	9,286	3,393

Cash at end of period	$22,594	$2,972